Exhibit 3.1

ARTICLES OF AMENDMENT

APOLLO INVESTMENT CORPORATION

Apollo Investment Corporation, a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Article I in its entirety and inserting in lieu thereof the following:

“ARTICLE I

NAME

The name of the corporation (the “Corporation”) is: MidCap Financial Investment Corporation”

SECOND: The amendment to the Charter that is effected by these Articles of Amendment have been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the Charter shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 12th day of August 2022, by the President of the Corporation, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information, and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

ATTEST:	APOLLO INVESTMENT CORPORATION

/s/ Kristin Hester	By:	/s/ Ted McNulty
Kristin Hester		Ted McNulty
Secretary		President

[Signature Page to Articles of Amendment]

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